Exhibit 10.3

2006 BONUS CRITERIA FOR

MAXXAM VICE CHAIRMAN AND GENERAL COUNSEL

UNDER THE MAXXAM 1994 EXECUTIVE BONUS PLAN

The Section 162(m) Compensation Committee (the "Committee") of the Board of Directors of MAXXAM Inc. (the "Company") has on the 29th day of March 2006, established the following specific targets, criteria and bonus opportunities for J. Kent Friedman ("JKF"), Vice Chairman of the Board and General Counsel of the Company, relating to the 2006 fiscal year (set forth in Part I), under Sections 3 and 4 of the MAXXAM 1994 Executive Bonus Plan (the "Plan"). Part II sets forth bonus opportunities relating to the 2007 fiscal year. It is anticipated that additional criteria will be established relating to the 2007 fiscal year at a later date. All terms not defined herein shall have the meanings assigned to them in the Plan. As used herein, the term "earn" shall be subject to the Committee's absolute discretion, under Section 4.1 of the Plan, to reduce the actual bonus payable hereunder as the result of any of the criteria being achieved.

PART I: BONUS CRITERIA RELATING TO

THE 2006 FISCAL YEAR

A.	Improved 2006 Consolidated Financial Results

JKF will earn a bonus equal to 1% of his 2006 base salary ($5,050.00) for each full $1 million in improvement (representing a decrease in net loss or an increase in net income) in 2006 Consolidated Financial Results (excluding any net income or loss arising from the final approval of Kaiser Aluminum Corporation's plan of reorganization and that company's emergence from bankruptcy) as compared to the 2005 Consolidated Financial Results not to exceed an aggregate of 150% of base salary ($757,500.00). The 2006 Consolidated Financial Results for this purpose shall be deemed to be the amount of net income (or loss) shown in the Company's earnings release with respect to its 2006 results. The 2005 Consolidated Financial Results for this purpose shall be deemed to be the amount of net income (or loss) shown in the Company's audited financial statements as of December 31, 2005 as the same are published in the Company's Annual Report on Form 10-K for 2005.

B.	Business Development Projects

JKF will earn a bonus for 2006 services, not to exceed an aggregate of 100% of his 2006 base salary ($505,000.00), based on the following criteria: 25% of base salary ($126,250.00) for any of the business development projects described below. It is believed and intended that all of the items described below are substantially uncertain on the date hereof. Completion of each of the items described below shall be deemed to constitute a separate business development project so that 25% of the base salary shall be earned as a bonus for each such project completed, subject to the overall limitation of 100% of 2006 base salary for all criteria under this section.

(1)

The undertaking by MAXXAM Group Inc. and/or an affiliate thereof ("MGI") of a new business opportunity wherein a written commitment is made to invest $10 million or more (in cash or property) in connection with forest products operations. Satisfaction of this Plan criterion shall be deemed to have occurred upon the approval or ratification of such undertaking by resolution of the applicable Board of Directors or similar governing body ("Board") and the execution by all parties to such undertaking of a binding written agreement in respect thereto.

(2)

The undertaking by the Sam Houston Race Park, Ltd. and/or an affiliate thereof ("SHRP") of a new business opportunity wherein a written commitment is made to invest $5 million or more (in cash or property) in connection with racing and/or gaming operations. Satisfaction of this Plan criterion shall be deemed to have occurred upon the approval or ratification of such undertaking by resolution of the applicable Board and the execution by all parties to such undertaking of a binding written agreement in respect thereto.

(3)

The approval by the Texas Legislature of significant gaming legislation. The term "significant gaming legislation" means initial enabling legislation for any or all of the following: (a) off-track betting on horse and/or dog racing which may be conducted in at least 20 locations in Texas, (b) poker, card or other games of skill or chance at any racing facilities owned by the Company or a subsidiary thereof, (c) video lottery, slot machines or similar gaming devices at any racing facilities owned by the Company or a subsidiary thereof, or (d) casino gaming (full or partial scale) at any racing facilities owned by the Company or a subsidiary thereof.

(4)

The receipt, directly, or indirectly through a joint venture or similar arrangement, by the Company or one of its subsidiaries of a permit, license or similar approval to conduct gaming as allowed under any significant gaming legislation approved by the Texas Legislature but which does not apply to any racing facilities owned by the Company.

(5)

The receipt, directly, or indirectly through a joint venture or other arrangement, by the Company or one of its subsidiaries of a license to operate an additional horse or dog racing track in the State of Texas.

C.	Extraordinary Transactions

JKF will earn a bonus of 75% of base salary ($378,750.00) for completion in 2006 of an Extraordinary Transaction as such is defined in Section 1.8 of the Plan; provided that any other items specifically listed under Section B. as a Business Development Project for this fiscal year shall not also be considered an Extraordinary Transaction under this item. The maximum bonus that can be earned under this provision is 225% of base salary ($1,136,250.00). An Extraordinary Transaction shall be deemed to have occurred upon the approval or ratification of such transaction(s) by resolution of the applicable Board and the execution by all parties to such transaction(s) of a binding written agreement in respect thereto.

D.	Improved 2006 Earnings per Share

JKF will earn a bonus equal to 1% of base salary ($5,050.00) for each full $0.15 (fifteen cents) improvement (representing a decrease in net loss per share or an increase in net income per share) in the Company's 2006 Earnings per Share as compared to the Company's 2005 Earnings per Share, not to exceed an aggregate of 150% of base salary ($757,500.00). The 2006 Earnings per Share for this purpose shall be deemed to be the earnings (or loss) per common and common equivalent share of the Company as shown in the Company's earnings release with respect to its 2006 results. The 2005 Earnings per Share for this purpose shall be deemed to be the earnings (or loss) per common and common equivalent share of the Company as shown in the Company's audited financial statements as of December 31, 2005, as the same are published in the Company's Annual Report on Form 10-K for 2005. Excluded from the computation of 2006 Earnings per Share is any net income or loss arising from the final approval of Kaiser Aluminum Corporation's plan of reorganization and that company's emergence from bankruptcy).

PART II: BONUS CRITERIA RELATING TO
THE 2007 FISCAL YEAR

A.

In the event that any of the criteria set forth above under Sections B. and C. of Part I are satisfied subsequent to December 31, 2006 and prior to establishment of the 2007 bonus criteria, the corresponding bonus shall be earned by JKF using the salary in effect during 2007.

IN WITNESS WHEREOF, the undersigned have affixed their signatures hereto as of the date shown below.

Dated:	March 29, 2006	MAXXAM INC. SECTION 162(m)
COMPENSATION COMMITTEE

/s/ Robert J. Cruikshank
Robert J. Cruikshank, Chairman

/s/ Stanley D. Rosenberg

Stanley D. Rosenberg

/s/ Michael J. Rosenthal
Michael J. Rosenthal